Exhibit 99.1

Press Release

TNS, Inc. Announces Fourth Quarter 2007 Financial Results and 2008 Outlook

- Fourth Quarter and 2007 Results Exceed High End of Outlook -

- 2007 Adjusted Earnings per Share Grow 33.3% to $1.04 from $0.78 -

- 2008 Outlook Calls for 9-11% Revenue Growth and 12-22% Adjusted EPS Growth -

RESTON, Va. – February 25, 2008 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its fourth quarter and full year 2007 results.  The company also announced its 2008 outlook which incorporates a more efficient international tax planning strategy that will result in future cash tax savings.

Total revenue for the fourth quarter of 2007 increased 19.6% to $89.0 million from fourth quarter 2006 revenue of $74.4 million.  Gross margin in the fourth quarter of 2007 was 52.4%, an increase of approximately 420 basis points from fourth quarter 2006 gross margin of 48.2%.

Fourth quarter 2007 GAAP net loss was $0.5 million, or $(0.02) per share, versus fourth quarter 2006 GAAP net loss of $6.7 million, or $(0.28) per share.  Included in fourth quarter 2007 was a $0.9 million pre-tax charge, or ($0.02) per share, for severance as well as a $1.9 million benefit to the tax provision, or $0.08 per share, from more efficient international tax planning, as described below. Included in fourth quarter 2006 results was a $5.7 million pre-tax charge, or ($0.15) per share, associated with impairment of assets and severance.  Excluding these items, fourth quarter 2007 net loss was $1.8 million, or ($0.08) per share, versus a net loss of $3.1 million, or $(0.13) per share, in fourth quarter 2006.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the fourth quarter of 2007 increased 55.0% to $21.9 million versus $14.1 million for the fourth quarter of 2006.  Excluding the fourth quarter 2007 pre-tax charge and $2.8 million of the above-mentioned fourth quarter 2006 charge that related to severance and the impairment of vending-related inventory, EBITDA before stock compensation expense increased 34.8% to $22.8 million from $16.9 million.

Adjusted earnings for the fourth quarter of 2007 were $7.5 million, or $0.31 per share, compared to adjusted earnings for the fourth quarter of 2006 of $2.7 million, or $0.11 per share.  Excluding the fourth quarter 2007 charge and $4.6 million of the above-mentioned fourth quarter 2006 charge related primarily to severance and asset impairments, fourth quarter 2007 adjusted earnings grew 47.8% to $8.1 million, or $0.33 per share, from $5.5 million, or $0.23 per share, in fourth quarter 2006.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

Henry H. Graham, Jr., CEO, commented, “TNS’ fourth quarter results exceeded our outlook range and capped off a year of consistently strong execution and performance.  During the quarter, sales were better than expected in our International and Telecommunication Services Divisions, which combined with further operating leverage expansion, drove earnings and cash flow growth.  Our integration of the Dialect acquisition and new customer implementations continue to proceed well.  Growth in our Financial Services Division remained steady with a solid margin contribution.  While sales in our POS division were not quite on plan, we are beginning to see a pick up in orders for broadband installations.”

Mr. Graham concluded, “2007 was a very important year for TNS, a year of building trust with all of our stakeholders.  We raised the level of consistent execution company-wide, continued to make and integrate strategic acquisitions, and refined our approach to our customers.  We also enhanced both our operating model by removing additional costs, improving processes, and increasing cohesiveness throughout the organization.  In total, these efforts helped us to exceed our objectives for revenue, profitability and cash flow, and enabled the payment of a special dividend.  For 2008, we look forward to building on our 2007 momentum by focusing our growth efforts primarily on six key markets, the U.S., United Kingdom, France, Australia, Italy and Spain and continuing to our expand global market share.  Our 2008 outlook reflects our confidence in the future growth opportunities we project for TNS.”

Financial Review:

Fourth Quarter 2007

•      Fourth quarter 2007 total revenue increased 19.6% to $89.0 million from fourth quarter 2006 revenue of $74.4 million. Included in revenue are the following components:

•      Revenue from the International Services Division increased 38.1% to $40.4 million from fourth quarter 2006 revenue of $29.3 million.  On a constant dollar basis, fourth quarter 2007 revenues would have increased 25% to $36.6 million.  Excluding the benefit of foreign exchange, ISD revenue increased primarily through higher transaction volumes from POS customers in Europe, the inclusion of Dialect revenue, and additional FSD customer connections in our international markets.  Excluding the benefit from foreign exchange and revenue contribution from Dialect, organic growth in ISD was 17.6%.

•      Revenue from the Financial Services Division increased 15.1% to $10.7 million from fourth quarter 2006 revenue of $9.3 million as a result of continued growth in customer connections and endpoints as well as increases in the average revenue per endpoint from higher bandwidth installations.

•      Revenue from the Telecommunication Services Division increased 19.8% to $18.0 million from fourth quarter 2006 revenue of $15.1 million as a result of the efficient migration onto TNS’ network of new cable customer traffic during the quarter in addition to higher than anticipated database access volumes.

•      Revenue from the POS Division decreased 4.4% to $19.9 million on 1.38 billion transactions from $20.8 million in fourth quarter 2006 on 1.50 billion transactions.  POS division revenue decreased primarily as a result of lower dial transaction counts, which was partially offset by revenue generated from managed broadband products.

•      Fourth quarter 2007 gross margin increased approximately 420 basis points to 52.4% from 48.2% in the fourth quarter of 2006.  The improvement in gross margin is a result of increased contributions from ISD and FSD, the company’s highest gross margin divisions, as well as strengthening operating leverage.

Full Year 2007

•      Total revenue for the full year 2007 increased 13.8% to $325.6 million from full year 2006 revenue of $286.2 million.

•      Gross margin for the full year 2007 of 49.8% increased approximately 90 basis points from full year 2006 gross margin of 48.9%.

•      GAAP net loss for the full year 2007 was $2.8 million, or $(0.12) per share, versus full year 2006 GAAP net loss of $9.9 million, or $(0.41) per share.  Included in operating expenses for the full year 2007 is: a pre-tax charge to earnings of approximately $3.0 million, or ($0.08) per share, for severance; a pre-tax charge of $1.5 million, or ($0.04) per share, related to the modification of the company’s outstanding restricted stock units as a result of the special dividend; and a $1.9 million, or $0.08 per share benefit to the tax provision from the company’s updated international tax planning, as described below.  Included in expenses for the full year 2006 was a pre-tax charge to earnings of approximately $11.8 million, or ($0.30) per share, including charges for severance, the impairment of vending-related inventory and assets, expenses incurred by the special committee of TNS’ board of directors and the impairment of one of TNS’ equity method investments.  Excluding these items, net loss for the full year 2007 was $1.9 million, or ($0.08) per share, versus net loss for the full year 2006 of $2.6 million, or $(0.11) per share.

•      EBITDA before stock compensation expense for the full year 2007 increased 33.7% to $71.7 million from $53.6 million in the full year 2006.  Excluding the above-mentioned pre-tax items that impact EBITDA, EBITDA before stock compensation expense for the full year 2007 was $74.7 million versus $62.4 million for the full year 2006.

•      Adjusted earnings for the full year 2007 increased 90.3% to $23.3 million, or $0.96 per share, from $12.3 million, or $0.51 per share, from the full year 2006.  Excluding the above-mentioned pre-tax items that impact adjusted earnings, adjusted earnings for the full year 2007 were $25.2 million, or $1.04 per share, versus $18.8 million, or $0.78 per share for the full year 2006.

Updated International Tax Planning Strategy

With the assistance of its outside tax advisors the company, implemented a more efficient international tax planning strategy during the fourth quarter of 2007, which will significantly reduce the overall effective tax rate on its international earnings.  The updated tax planning strategy more closely aligns the company’s international tax structure with its business operations.  As a result of this more efficient tax planning strategy, the company expects its tax rate on its future international earnings to be in the range of 15% to 20%.  Therefore, the company will use a 20% tax rate in the calculation of adjusted earnings going forward into 2008 instead of a 38% tax rate (see “Financial Measures” below).  The company believes that this 20% tax rate more closely approximates its expected cash tax rate.  For purposes of comparison, TNS will report quarterly adjusted earnings and year-ago comparisons and update its 2008 outlook on the bases of both its current and former tax rates.

Outlook:

For the Full Year 2008, TNS anticipates:

	Full Year	Full Year	Percentage
	2008	2007	Change
	(in millions, except per share amounts)	(in millions, except per share amounts)
Revenues	$355 - $363	$325.6	9% - 11%

Calculation of adjusted earnings at 38%
Pretax adjusted earnings	$46.2 - $50.2	$40.6	14% - 24%
Taxes - 38% tax rate	$17.6 - $19.1	$15.4	14% - 24%
After tax adjusted earnings	$28.6 - $31.1	$25.2	14% - 24%
Earnings per share @ 38%	$1.16 - $1.26	$1.04	12% - 22%

Calculation of adjusted earnings at 20%
Pretax adjusted earnings	$46.2 - $50.2	$40.6	14% - 24%
Taxes- 20% tax rate	$9.2 -$10.0	$8.1	14% - 24%
After tax adjusted earnings	$37.0 - $40.2	$32.5	14% - 24%
Earnings per share @ 20%	$1.50 - $1.63	$1.33	12% - 22%

For the First Quarter of 2008, TNS anticipates:

	First Quarter	First Quarter	Percentage
	2008	2007	Change
	(in millions, except per share amounts)	(in millions, except per share amounts)
Revenues	$81 - $84	$72.7	11% - 16%

Calculation of adjusted earnings at 38%
Pretax adjusted earnings	$7.2 - $8.7	$6.7	6% - 30%
Taxes- 38% tax rate	$2.7 - $3.3	$2.5	6% - 30%
After tax adjusted earnings	$4.5 - $5.4	$4.2	6% - 30%
Earnings per share @ 38%	$0.18 - $0.22	$0.17	5% - 28%

Calculation of adjusted earnings at 20%
Pretax adjusted earnings	$7.2 - $8.7	$6.7	6% - 30%
Taxes- 20% tax rate	$1.4 - $1.7	$1.3	6% - 30%
After tax adjusted earnings	$5.8 - $7.0	$5.4	6% - 30%
Earnings per share @ 20%	$0.23 - $0.28	$0.22	5% - 28%

Please note that the 2007 Full Year and First Quarter results exclude non-recurring items previously disclosed.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “TNS’ growth on both a year-over-year and a sequential basis continued to be strong in the fourth quarter, as revenue, profitability and cash flow expanded through organic growth, successful acquisition integration, and leverage of a lower cost structure in a seasonally strong period.  Solid cash flow generation enabled the early repayment of $19.5 million in debt in the year since the March recapitalization.  As part of our focus on cash flow generation, we completed an update to our international tax planning strategy that we expect will result in significant annual cash tax savings.  We enter 2008 with a disciplined operating model that is very well positioned for sustainable growth in revenue, earnings and cash flow.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax effected at a 38% rate but going forward in 2008 will be at a 20% rate. The company believes that these non-GAAP measures, viewed in addition to and not in lieu of the company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results. These metrics are an integral part of the company’s internal reporting to measure operations of the company and the performance of senior management. A reconciliation to comparable GAAP measures is available in the accompanying schedule. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss fourth quarter 2007 results on Monday, February 25, 2008, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-614-3473, passcode #42834814.  The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.  For those who cannot listen to the live broadcast, a replay of the call will be available from February 25, 2008 at 7:00 p.m. Eastern Time through March 3, 2008, and can be accessed by dialing 617-801-6888, passcode 79886409.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control; the company’s ability to identify, execute or effectively integrate acquisitions; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2007.  In addition, the statements in this press release are made as of February 25, 2008.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to February 25, 2008.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues	$89,000	$74,405	$325,564	$286,160
Operating expenses:
Cost of network services	42,404	38,554	163,559	146,181
Engineering and development	7,679	6,882	27,626	22,187
Selling, general, and administrative	20,424	16,654	75,287	71,757
Depreciation and amortization of property and equipment	5,901	6,621	23,114	22,208
Amortization of intangible assets	7,291	9,085	25,656	24,820
Total operating expenses(1)(2)(3)	83,699	77,436	315,242	287,153
Income (loss) from operations	5,301	(3,031)	10,322	(993)
Interest expense	(4,167)	(2,476)	(16,655)	(9,261)
Interest income and other income	286	1,179	3,461	2,795
Income (loss) before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of a change in accounting principle	1,420	(4,328)	(2,872)	(7,459)
Income tax (provision) benefit(4)	(1,947)	(47)	(586)	2,665
Equity in net income (loss) of unconsolidated affiliates(5)	9	(2,284)	643	(5,186)
Loss from continuing operations before cumulative effect of a change in accounting principle	(518)	(6,659)	(2,815)	(9,980)
Cumulative effect of a change in accounting principle, net of tax effects(6)	—	—	—	84
Net loss	(518)	(6,659)	(2,815)	(9,896)
Basic and diluted earnings per share:
Loss from continuing operations before cumulative effect of a change in accounting principle	$(0.02)	$(0.28)	$(0.12)	$(0.41)
Net loss	$(0.02)	$(0.28)	$(0.12)	$(0.41)
Basic weighted average common shares outstanding	24,252,456	24,111,545	24,203,735	24,075,710
Diluted weighted average common shares outstanding	24,252,456	24,111,545	24,203,735	24,075,710

FOOTNOTES:

(1)   Included in operating expenses for the fourth quarter of 2007 is a pre-tax severance charge of $0.9 million, or ($0.02) per share. Included in operating expenses for the full year 2007 are pre-tax charges of $3.0 million and $1.5 million, or ($0.12) per share, related to severance and modifications to the company’s outstanding restricted stock units as a result of the special dividend, respectively. ,

(2)   Included in operating expenses for the fourth quarter of 2006 is a pre-tax charge of $4.4 million, or ($0.12) per share, including a $2.4 million charge associated with the impairment of vending-related inventory and assets and a $1.8 million charge for severance associated with the cost reduction initiative.

(3)   Included in operating expenses for the full year 2006 is a pre-tax charge to earnings of approximately $10.5 million, or ($0.27) per share, including a $5.8 million charge for severance, a $2.4 million charge associated with the impairment of vending-related inventory and assets, a $1.5 million charge for expenses incurred by the special committee of TNS’ board of directors.

(4)   Included in the income tax provision for the fourth quarter and for the full year of 2007 is a benefit of approximately $1.9 million or $0.08 per share related to the updated international tax planning strategy implemented by the Company.

(5)   Includes a $1.3 million or ($0.03) per share charge related to the impairment of one of TNS’ equity method investments in the fourth quarter of 2006.

(6)   Represents the cumulative catch-up adjustment for estimated forfeitures, net of tax effects, of unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$17,805	$17,322
Accounts receivable, net	75,112	64,985
Other current assets	15,517	18,038
Total current assets	108,434	100,345

Property and equipment, net	55,376	58,377
Goodwill and identifiable intangible assets, net	193,843	204,743
Other assets	25,445	18,212
Total assets	$383,098	$381,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$1,650
Accounts payable, accrued expenses and other current liabilities	57,069	51,751
Deferred revenue	18,521	15,115
Total current liabilities	75,590	68,516

Long-term debt, net of current portion	205,500	121,663
Other liabilities	9,736	12,233
Total liabilities	290,826	202,412

Total stockholders’ equity	92,272	179,265
Total liabilities and stockholders’ equity	$383,098	$381,677

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Net loss	$(518)	$(6,659)	$(2,815)	$(9,896)
Non-cash items	13,464	18,071	50,430	57,681
Working capital changes	(6,290)	(1,043)	(5,653)	(12,664)
Net cash provided by operating activities:	6,656	10,369	41,962	35,121
Purchases of property and Equipment, net	(4,229)	(6,729)	(17,362)	(25,005)
Proceeds from sale of equity investments	—	—	888	—
Cash paid for business acquisitions, net of cash acquired	—	(262)	(4,166)	(28,086)
Net cash used in investing activities:	(4,229)	(6,991)	(20,640)	(53,091)

Proceeds from issuance of long-term debt, net	—	—	221,949	9,866
Borrowings on revolving credit facility	—	1,865	—	—
Payment of long-term debt financing costs	—	—	—	(225)
Proceeds from tax benefits for share-based payments	277	—	277	30
Repayment of long-term debt	(5,000)	—	(142,813)	—
Proceeds from stock option exercise	28	—	78	321
Payment of Special Cash Dividend - $4 per common share	—	—	(98,294)	—
Purchase of treasury stock	(209)	(19)	(929)	(89)
Net cash (used in) provided by financing activities:	(4,904)	1,846	(19,732)	9,903
Effect of exchange rates on cash and cash equivalents	833	(337)	(1,107)	(1,239)
Net (decrease) increase in cash and cash equivalents	(1,644)	4,887	483	(9,306)
Cash and cash equivalents, beginning of period	19,449	12,435	17,322	26,628
Cash and cash equivalents, end of period	$17,805	$17,322	$17,805	$17,322

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
EBITDA before stock compensation expense:
Income (loss) from operations(GAAP)	$5,301	$(3,031)	$10,322	$(993)
Add back the following items:
Depreciation and amortization of property and equipment	5,901	6,261	23,114	22,208
Amortization of intangible assets	7,291	9,085	25,656	24,820
Stock compensation expense	3,386	1,803	12,620	7,604
EBITDA before stock compensation Expense (1),(2),(3),(4)	$21,879	$14,118	$71,712	$53,639

Adjusted Earnings:
Income (loss) before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of a change in accounting principle, net (GAAP)	$1,420	$(4,328)	$(2,872)	$(7,459)
Add back the following items:
Equity in net income (loss) of unconsolidated affiliates	9	(2,284)	643	(5,186)
Amortization of intangible assets	7,291	9,085	25,656	24,820
Other debt related costs	56	—	1,591	—
Stock compensation expense	3,386	1,803	12,620	7,604
Adjusted earnings before income taxes	12,162	4,276	37,638	19,779
Income tax provision at 38%	4,621	1,625	14,302	7,516
Adjusted earnings (5),(6),(7),(8),(9)	$7,541	$2,651	$23,336	$12,263

Weighted average common shares - diluted	24,603,577	24,177,155	24,319,586	24,164,568
Adjusted earnings per common share - diluted	$0.31	$0.11	$0.96	$0.51

FOOTNOTES

(1)	Excluding the $0.9 million pre-tax charge, EBITDA before stock compensation expense for the fourth quarter of 2007 was $22.8 million.
(2)	Excluding $2.8 million of the $5.7 million pre-tax charge, EBITDA before stock compensation expense for the fourth quarter of 2006 was $16.9 million.
(3)	Excluding the $3.0 million pre-tax charge for severance, EBITDA before stock compensation expense for the full year 2007 was $74.7 million.
(4)	Excluding $8.9 million of the $11.8 million pre-tax charge, EBITDA before stock compensation expense for the full year 2006 was $62.5 million
(5)	Excluding the $0.9 million pre-tax charge for severance, adjusted earnings for the fourth quarter of 2007 was $8.1 million or $0.33 per share.
(6)	Excluding $4.6 million of the $5.7 million pre-tax charge, adjusted earnings for the fourth quarter of 2006 was $5.5 million, or $0.23 per share.
(7)	Excluding the $3.0 million pre-tax charge for severance, adjusted earnings for the full year 2007 was $25.2 million or $1.04 per share
(8)	Excluding $10.7 million of the $11.8 million pre-tax charge, adjusted earnings for the full year 2006 was $18.9 million, or $0.78 per share
(9)

For the full year 2007 this amount includes approximately $1.5 million related to the modification of outstanding restricted stock units to allow for the right to receive a dividend equivalent payment. For the full year 2006 this amount excludes the cumulative catch-up adjustment for estimated forfeitures of approximately ($139,000) for unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

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